EXHIBIT 21

Subsidiaries of the Registrant

The following is a list of all of the subsidiaries of CoBiz Financial Inc. and the names, other than their proper corporate names, under which they do business:

1.     CoBiz Bank, a Colorado state-chartered bank owned 100% by CoBiz Financial Inc., doing business as Colorado Business        Bank and Arizona Business Bank.

2.     Financial Designs, Ltd., a Colorado corporation owned 100% by CoBiz Financial Inc.

3.     CoBiz Insurance, Inc., a Colorado corporation owned 100% by CoBiz Financial Inc.

4.     CoBiz GMB, Inc., a Colorado corporation owned 100% by CoBiz Financial Inc. and the sole general partner of Green        Manning & Bunch, Ltd., a Colorado limited partnership.

5.     CoBiz ACMG, Inc., a Colorado corporation owned 100% by CoBiz Financial Inc. and the sole owner of Alexander Capital        Management Group, LLC, a Colorado limited liability company.

6.     Wagner Investment Management, Inc., a Colorado corporation, owned 100% by CoBiz Financial, Inc.